Exhibit 99.1


FOR IMMEDIATE RELEASE             FOR MORE INFORMATION CONTACT:
August 19, 1999                   Media:  Patricia Cameron (318) 388-9674
                                  patricia.cameron@centurytel.com
                                  Investors: Jeffrey S. Glover (318) 388-9648 jeff.glover@centurytel.com

CenturyTel to acquire 126,400 access lines; expands its Wisconsin wireline operations 37 percent

Monroe, LA. . .CenturyTel, Inc. (NYSE Symbol: CTL) announced today that it has entered into two separate asset purchase transactions to acquire a total of 126,400 access lines (as of year-end 1998) in Wisconsin from GTE for $365 million. CenturyTel signed a letter of intent to purchase 64,800 access lines in 42 exchanges and also entered into a joint venture, named Telephone USA of Wisconsin, LLC, to purchase an additional 61,600 access lines in 35 exchanges in Wisconsin.

The new joint venture is owned by CenturyTel, Telephone USA Investments, Inc. and other investors. CenturyTel will own 89 percent of the joint venture through its equity investment, will have board representation, participate in significant management decisions and provide operational, financial and managerial support. All of the newly acquired Wisconsin properties will use the CenturyTel brand.

"This is an excellent transaction for CenturyTel because these markets are a natural strategic fit with our existing operations in Wisconsin," said Glen F. Post, III, president and chief executive officer of CenturyTel. "The markets are contiguous to our existing wireline operations, and substantially all of these properties are covered by our wireless operations. We believe there will be significant revenue enhancement opportunities in these markets as we offer bundled communications services to our new customers. CenturyTel has operated in Wisconsin for more than 25 years and has developed valuable relationships with customers, communities and regulators which we will build upon to foster our continued expansion in the state."

CenturyTel expects these properties to generate annualized revenues of $83.5 million and produce cash flow of nearly $44.0 million during the first 12 months of operation. Based on current assumptions including financing and operational expectations, CenturyTel believes these acquisitions will be accretive to cash flow immediately yet dilutive one to three cents to 2000 earnings. Results should be break even or accretive to earnings per share after the first year of operation. Long-term financing plans are not yet complete and will be dependent upon CenturyTel's assessment of its alternatives and market conditions. Likely financing alternatives include a combination of bank credit facilities, long-term debt and equity or equity-linked securities.

The properties encompass 77 local telephone exchanges which include 100 percent digital switching with more than 1,100 route miles of fiber. GTE has invested $85.3 million in capital expenditures over the past three years to upgrade the networks in these markets.

CenturyTel will become the second largest local exchange company in Wisconsin serving nearly half a million access lines in the state once the two transactions are completed.

Joseph A. Stroud, president of Telephone USA Investments, Inc., said "Partnering with CenturyTel provides us with an exceptional opportunity to operate an outstanding telephone company in Wisconsin and to be a competitive force."

The 105 GTE employees who serve these areas will be offered positions with CenturyTel and Telephone USA of Wisconsin, LLC.

Customers will see no changes in their area codes, telephone numbers or local calling areas. At this time, it is anticipated that rates will remain the same as GTE's current rates.

"This is the third transaction CenturyTel has entered into with GTE in recent months. As a result, we will expand our geographic operating clusters by nearly half a million access lines in three states," Post said. "We are focused on executing our growth strategies to become the leading provider of integrated communications services in rural areas and smaller cities in the United States."

The transactions are subject to review by the Wisconsin Public Service Commission, the Federal Communications Commission and the U.S. Department of Justice. CenturyTel's completion of its acquisition of 64,800 access lines is also subject to the satisfactory negotiation and execution of a definitive asset purchase agreement and completion of its due diligence. Subject to these and other closing conditions, these transactions are expected to close in second quarter 2000.

In addition to historical information, this release includes certain forward-looking statements that are subject to uncertainties that could cause the Company's actual results to differ materially from such statements. Such uncertainties include but are not limited to: changes in prevailing interest rates or in the capital markets; the effects of ongoing deregulation in the telecommunications industry; the effects of greater than anticipated competition in the Company's markets; possible changes in the demand for the Company's products and services; the Company's ability to successfully introduce new offerings on a timely and cost-effective basis; the risks inherent in rapid technological change; the Company's ability to effectively manage its growth, including integrating newly acquired properties into the Company's operations; the success and expense of the remediation efforts of the Company and its vendors in achieving year 2000 compliance; any similar efforts, changes or other factors impacting the GTE properties to be purchased by CenturyTel and Telephone USA of Wisconsin, LLC; and the effects of more general factors such as changes in overall market or economic condition or in legislation, regulation or public policy. These and other uncertainties related to the Company's business are described in greater detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.

Any public offering of debt, equity or equity-linked securities which the company may make in connection with the above-described transactions will be effected only by means of a prospectus. This press release does not constitute an offer to sell or the solicitation of an offer to purchase any cash securities.

CenturyTel, Inc. provides integrated communications services including local exchange, wireless, long distance, Internet access and security monitoring services to more than two million customers in 21 states. The company, headquartered in Monroe, La., is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the ninth largest local exchange telephone company, based on access lines, and the 10th largest cellular company, based on population equivalents owned, in the United States. Visit CenturyTel's corporate website at (www.centurytel.com)